Exhibit 3

UBS Reference No. _______________

STOCK PURCHASE AGREEMENT

dated as of

March 15, 2010

Between

Starr International Company, Inc.

and

UBS SECURITIES LLC

TABLE OF CONTENTS
ARTICLE 1 Definitions

Section 1.1. Definitions	………………………………………………1

ARTICLE 2 Sale and Purchase

Section 2.1. Sale and Purchase	………………………………………………4

Section 2.2. Payment and Terms	………………………………………………4

Section 2.3. Cash Settlement Option	………………………………………………6

Section 2.4. Early Termination	………………………………………………6

Section 2.5. Transactions Involving Common Stock	………………………………………………6

Section 2.6. Related Compensation	………………………………………………6

ARTICLE 3 Representations and Warranties of Seller

Section 3.1. Representations and Warranties of Seller	………………………………………………6

ARTICLE 4 Representations and Warranties of Buyer

Section 4.1. Representations and Warranties of Buyer	………………………………………………7

ARTICLE 5 Conditions to Buyer’s Obligations

Section 5.1. Conditions	………………………………………………8

ARTICLE 6 Covenants

Section 6.1. Taxes	………………………………………………8

Section 6.2. Forward Contract	………………………………………………9

Section 6.3. Notices	………………………………………………9

Section 6.4. Further Assurances	………………………………………………9

Section 6.5. Intentionally Omitted	………………………………………………9

Section 6.6. No Sales of Common Stock	………………………………………………9

Section 6.7. Securities Contract	………………………………………………9

Section 6.8. SEC Filings	………………………………………………9

Section 6.9. Material Non-public Information	………………………………………………9

ARTICLE 7 Adjustments

Section 7.1. Dilution Adjustments	………………………………………………10

Section 7.2. Merger Events, Tender Offer Events Nationalization, or Insolvency	………………………………………………10

Section 7.3. Payments on Termination	………………………………………………11

Section 7.4. Cash Dividends	………………………………………………11

Section 7.5. Spin-offs	………………………………………………12

Section 7.6. Miscellaneous	………………………………………………12

ARTICLE 8 Acceleration

Section 8.1. Acceleration	………………………………………………13

ARTICLE 9 Miscellaneous

Section 9.1. Notices	………………………………………………14

Section 9.2. Governing Law; Severability; Submission to Jurisdiction; Waiver of Jury Trial	………………………………………………14

Section 9.3. Service of Process	………………………………………………14

Section 9.4. Entire Agreement	………………………………………………14

Section 9.5. Amendments, Waivers	………………………………………………14

Section 9.6. No Third Party Rights, Successors and Assigns	………………………………………………14

Section 9.7. Assignment	………………………………………………15

Section 9.8. Counterparts	………………………………………………15

STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made as of March 15, 2010 between the Seller (as defined herein) and UBS SECURITIES LLC, a Delaware limited liability company (“Buyer”).

WHEREAS, Seller owns shares of common stock (the “Common Stock”) of the Company (as defined herein), or security entitlements in respect thereof;

WHEREAS, Seller has agreed, pursuant to the Pledge Agreement (as defined herein) to grant Buyer a security interest in certain Common Stock to secure the obligations of Seller hereunder;

WHEREAS, Seller and Buyer are willing to sell and purchase such shares of Common Stock, or security entitlements in respect thereof at the time and on the terms set forth herein;

NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

ARTICLE 1
Definitions

Section 1.1. Definitions. .As used herein, the following words and phrases shall have the following meanings:

“Acceleration Amount” has the meaning provided in Section 8.1.

“Acceleration Amount Notice” has the meaning provided in Section 8.1.

“Acceleration Date” has the meaning provided in Section 8.1.

“Acceleration Value” has the meaning provided in Section 8.1.

“Bankruptcy Code” has the meaning provided in Section 6.7.

“Base Amount” means the maximum number of shares of Common Stock that Seller agrees to sell, and Buyer agrees to purchase, pursuant to this Agreement, and shall equal the number of shares of Common Stock sold in Initial Short Sales pursuant to Section 2.2(b). The Base Amount shall be subject to adjustment in connection with Potential Adjustment Events and Merger Events as provided in Article 7.

“Bloomberg Screen Volume at Price Page” shall mean the display designated as page “AIG Equity AQR” on the Bloomberg Financial Service or such page as may replace the Volume at Price page on that service for the purpose of displaying daily volume and volume-weighted trading prices of equity securities during the normal trading hours of 9:30 a.m. to 4:00 p.m., New York Time or, if such service does not then publish daily volume and volume-weighted trading prices of the Common Stock, such other page and services selected by the Buyer that reports daily volume and weighted trading prices of the Common Stock.

“Business Day” means any day on which commercial banks are open for business in New York City and the New York Stock Exchange is not closed.

“Cap Level” has the meaning provided in Section 2.2(d). The Cap Level shall be subject to adjustment in connection with Potential Adjustment Events and Merger Events as provided in Article 7.

“Cash Dividend” means any cash dividend paid in respect of shares of Common Stock by the Company.

“Cash Settlement Amount” means an amount of cash equal to the product of the Settlement Price and the number of shares of Common Stock (or security entitlements in respect thereof) required to be delivered (but for Section 2.3) pursuant to Section 2.2(e) on the Settlement Date.

                “Closing Price” means, for any security for any Trading Day (the “Reference Date”), (i) the last reported executed trade price (regular way) of such security on the principal trading market for such security on the Reference Date; (ii) if no regular way executed trade price for such security is reported on the principal trading market for such security on the Reference Date, the average of the closing bid and offered prices for such security as reported by the principal trading market for such security on the Reference Date; (iii) if no regular way executed trade price or closing bid and offered prices for such security are reported on the principal trading market for such security on the Reference Date, the Closing Price (as determined in accordance with clause (i) or (ii)) for the next succeeding Trading Day (if any) within the two scheduled Trading Days immediately succeeding the Reference Date on which the Closing Price may be so determined; or (iv) if the Closing Price may not be determined in accordance with clause (i) or (ii) on either of such two immediately succeeding Trading Days, the price determined in good faith by Buyer to be the fair market price of such security as of the close of business on the Reference Date; provided that if such security is no longer listed or admitted to trading on any exchange or in the over-the-counter market on the Reference Date, the Closing Price shall be the average of the closing bid and offered prices for the Reference Date as furnished by a member firm of the most recent principal trading market for such security. The Closing Price shall be subject to adjustment in certain events as provided in Article 7.

“Collateral” has the meaning provided in the Pledge Agreement.

“Collateral Agent” has the meaning provided in the Pledge Agreement.

“Company” means American International Group, Inc., a Delaware corporation.

“Dividend Interest Period” means:

(a)
For a Cash Dividend that is paid on or prior to the Maturity Date, the period from, and including, the date that such Cash Dividend is paid to holders of Common Stock generally to, but excluding, the Maturity Date; and

(b)	For a Cash Dividend that is scheduled to be paid after the Maturity Date, the period from, and including, the Maturity Date to, but excluding, the scheduled payment date for such Cash Dividend.

“Dividend Period” means the period after the Trade Date and on or before the Maturity Date.

“Event of Default” has the meaning provided in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Floor Level” has the meaning provided in Section 2.2(d). The Floor Level shall be subject to adjustment in connection with Potential Adjustment Events and Merger Events as provided in Article 7.

“Hedging Period” has the meaning provided in Section 2.2(b).

“Initial Share Price” has the meaning provided in Section 2.2(d).

“Initial Short Position” has the meaning provided in Section 2.2(d).

"Initial Short Sales" has the meaning provided in Section 2.2(b).

“Initial Stock Loan Rate” means zero (0) basis points.

“Interpretive Letter” means the interpretive letter from the SEC to Goldman, Sachs & Co. dated December 20, 1999.

“Insolvency” has the meaning provided in Section 7.2(c).

“Lien” means any lien, mortgage, security interest, pledge, charge or encumbrance of any kind.

“Market Value” means, as of any date with respect to any share of Common Stock, the Closing Price per share of Common Stock for the Trading Day prior to such date.

“Maturity Date” has the meaning provided in Section 2.2(d).

“Merger Date” has the meaning provided in Section 7.2.

“Merger Event” has the meaning provided in Section 7.2.

“Nationalization” has the meaning provided in Section 7.2(c).

“Net Future Value” means:

(a)	with respect to a Cash Dividend that is paid on or prior to the Maturity Date, a number determined as follows:

(i)	Multiply the Relevant Rate by a fraction, the numerator of which is the actual number of days during the Dividend Interest Period and the denominator of which is 360;

(ii)	Add the product from clause (i) to the number 1 (e.g., if the product from clause (i) were 0.50, the result in this clause (ii) would be 1.50); and

(iii)	Multiply the Cash Dividend per share of Common Stock by the amount determined in clause (ii);

(b)
with respect to a Cash Dividend that is scheduled to be paid after the Maturity Date, a number determined by performing the same two calculations as in clauses (a)(i) and (ii) but then dividing (rather than multiplying) the Cash Dividend per share of Common Stock by the amount so determined.

“Notice Date” has the meaning provided in Section 2.2(c).

“Payment Date” has the meaning provided in Section 2.2(d).

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pledge Agreement” means the Pledge Agreement dated as of the date hereof among Seller, Buyer, the Securities Intermediary and the Collateral Agent, as amended from time to time.

“Potential Adjustment Event” has the meaning provided in Section 7.1.

“Pricing Schedule” has the meaning provided in Section 2.2(c).

“Relevant Rate” means the zero coupon rate with a maturity equal to the actual number of days during the Dividend Interest Period as determined by Buyer in a commercially reasonable manner from the mid-market U.S. Dollar swap curve.

“Rule 144” means Rule 144 under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Intermediary” has the meaning provided in the Pledge Agreement.

“Seller” means Starr International Company, Inc., a Panamanian corporation.

“Settlement Date” means the third Business Day immediately following the Maturity Date.

“Settlement Price” means the arithmetic mean of the daily volume weighted average price per share of Common Stock over the five (5) Business Day period ending on, and including, the Maturity Date, determined by Buyer with reference to the Bloomberg Screen Volume at Price Page.

“Settlement Ratio” has the meaning provided in Section 2.2(f).

“Spin-off” means a distribution to holders of the Common Stock of ordinary or common shares of a subsidiary of the Company that are, or that as of the ex-dividend date of such distribution are scheduled promptly to be, (a) publicly quoted, traded, or listed on an exchange or quotation system in the United States and (b) not subject to any currency exchange controls, trading restrictions or other trading limitations.

“Spin-off Share” means a share distributed as part of a Spin-off.

“Stock Basket” has the meaning provided in Section 7.5.

“Tender Offer Date” has the meaning provided in Section 7.2.

“Tender Offer Event” has the meaning provided in Section 7.2.

“Termination Amount” has the meaning provided in Section 7.3.

“Termination Amount Notice” has the meaning provided in Section 7.3.

“Termination Date” has the meaning provided in Section 7.3.

“Terms of Sale” has the meaning provided in Section 2.2(b).

“Trading Day” means, with respect to any security, a day on which the principal trading market for such security is open for trading or quotation.

“Transfer Restriction” means, with respect to any share of Common Stock (or security entitlements in respect thereof) or other item of collateral pledged under the Pledge Agreement, any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such share of Common Stock (or security entitlements in respect thereof) or other item of collateral or to enforce the provisions thereof or of any document related thereto whether set forth in such item of Collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement of such share of Common Stock (or security entitlements in respect thereof) or other item of collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any buyer, pledgee, assignee or transferee of such share of Common Stock (or security entitlements in respect thereof) or other item of collateral, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such share of Common Stock (or security entitlements in respect thereof) or other item of collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such share of Common Stock (or security entitlements in respect thereof) or other item of collateral and (iv) any registration or qualification requirement or prospectus delivery requirement for such share of Common Stock (or security entitlements in respect thereof) or other item of collateral pursuant to any federal, state or foreign securities law (including, without limitation, any such requirement arising as a result of Rule 144 or Rule 145 under the Securities Act); provided that the required delivery of any assignment, instruction or entitlement order from the seller, pledgor, assignor or transferor of such share of Common Stock (or security entitlements in respect thereof) or other item of collateral, together with any evidence of the corporate or other authority of such Person, shall not constitute a “Transfer Restriction”.

“Unrestricted Stock” means Common Stock (or security entitlements in respect thereof) that is not subject to any Transfer Restriction in the hands of Seller immediately prior to delivery to Buyer (other than any Transfer Restriction referred to in clause (iv) of the definition of Transfer Restriction arising as a result of the fact that Seller may be considered an affiliate (as such term is defined in Rule 144) of the Company or that the Common Stock may be considered restricted securities (as such term is defined in Rule 144)) and would not be subject to any Transfer Restriction in the hands of Buyer upon delivery to Buyer.

“Upfront Proceeds” has the meaning provided in Section 2.2(d).

ARTICLE 2
Sale and Purchase

Section 2.1. Sale and Purchase. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase and acquire from Seller, the number of shares of Common Stock (or security entitlements in respect thereof) equal to the product of the Base Amount and the Settlement Ratio.

Section 2.2. Payment and Terms of Sale~~.~~

(a) Payment. Upon the terms and subject to the conditions of this Agreement, Buyer shall deliver to Seller the Upfront Proceeds on the Payment Date at the offices of Buyer, 677 Washington Blvd., Stamford, CT 06901, or at such other place as shall be agreed upon by Buyer and Seller, paid by certified or official bank check or checks duly endorsed to, or payable to the order of, Seller, or by wire transfer to an account designated by Seller, in New York Clearing House Funds.

(b) Establishing the Terms of Sale. Buyer shall determine the Upfront Proceeds, the Payment Date, the Base Amount, the Initial Share Price, the Floor Level, the Cap Level and the Maturity Date (collectively, the “Terms of Sale”) based on the amounts and prices at which and dates on which it effects short sales (the “Initial Short Sales”) of shares of Common Stock in establishing Buyer’s Initial Short Position (the dates on which such short sales are effected being collectively referred to as the “Hedging Period”) and otherwise in accordance with the respective formulas for such Terms of Sale set forth below; provided that, if at any time after the date hereof Seller becomes aware of any material non-public information regarding the Company, Seller shall immediately notify Buyer that it cannot make the representation and warranty set forth in Section 3.1(k) and shall direct Buyer immediately to cease effecting any further hedging activities related to the Common Stock including, without limitation, the Initial Short Sales.

(c) Pricing Schedule. Within two Business Days after the Initial Short Position has been established, Buyer shall deliver to Seller the pricing schedule (the “Pricing Schedule”), substantially in the form attached hereto as Exhibit A, setting forth the Terms of Sale. The date of delivery of the Pricing Schedule shall be referred to as the “Notice Date”.

(d) Related Definitions. As used herein, the following words and phrases have the following meanings:

(i) “Upfront Proceeds” means, as set forth in the Pricing Schedule, an amount equal to the product of (i) the Base Amount, (ii) the Initial Share Price and (iii) 80.15% (rounded upward or downward to the nearest cent or, if there is not a nearest cent, to the next lower cent).

(ii) “Payment Date” means, as set forth in the Pricing Schedule, the third Business Day following the Notice Date.

(iii) “Initial Share Price” means, as set forth in the Pricing Schedule, the volume weighted average of the per share prices (rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th) at which Buyer sells short shares of Common Stock in establishing Buyer’s Initial Short Position.

(iv) “Initial Short Position” means the number of shares of Common Stock that Buyer sells short on or after the date hereof but prior to March 16, 2010 to establish its initial hedge of the price and market risk undertaken by Buyer under this Agreement, provided that the Initial Short Position shall not exceed 2,500,000 shares of Common Stock.

(v) “Floor Level” means, as set forth in the related Pricing Schedule, the Initial Share Price multiplied by 90% (rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th), as adjusted in accordance with the provisions of Article 7.

(vi) “Cap Level” means the Initial Share Price multiplied by 135% (rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th), as adjusted in accordance with the provisions of Article 7.

(vii) “Maturity Date” means the date designated as the Maturity Date in the Pricing Schedule, which shall be a date falling on approximately the 35.5 month anniversary of the Payment Date.

(e) Delivery on Settlement Date. Seller agrees, subject to Section 2.3, to deliver to Buyer on the Settlement Date a number of shares of Unrestricted Stock equal to the product of (A) the Base Amount and (B) the Settlement Ratio, rounded down to the nearest whole number, and cash in an amount equal to the value (based on the Settlement Price) of any fractional share not delivered as a result of such rounding plus any amounts that Buyer is obligated to pay as a result of physically settling a derivative contract pursuant to Section 31 of the Exchange Act. If (x) by 10:00 A.M., New York City time on the Settlement Date, Seller has not otherwise effected such delivery of Common Stock (or security entitlements in respect thereof) or delivered cash in lieu thereof pursuant to Section 2.3 and (y) the Common Stock and security entitlements in respect thereof then held by the Securities Intermediary as collateral under the Pledge Agreement is Unrestricted Stock, then (i) Seller shall be deemed not to have elected to deliver cash in lieu of shares of Unrestricted Stock pursuant to Section 2.3 (notwithstanding any notice by Seller to the contrary) and (ii) the delivery provided by this Section 2.2(e) shall be effected by delivery by the Securities Intermediary to Buyer of a number of shares of Unrestricted Stock then held by the Securities Intermediary as collateral under the Pledge Agreement equal to the number thereof required to be delivered by Seller to Buyer pursuant to this Section 2.2(e); provided that, notwithstanding the foregoing and without limiting the generality of Section 8.1, if Seller gives notice of its election to deliver cash in lieu of shares of Unrestricted Stock on the Settlement Date pursuant to Section 2.3 and fails to deliver the Cash Settlement Amount on the Settlement Date as provided in Section 2.3, Seller shall be in breach of this Agreement and shall be liable to Buyer for any losses incurred by Buyer or such holder as a result of such breach, including without limitation losses incurred in connection with any decrease in the Closing Price of the Common Stock subsequent to the Maturity Date.

(f) Settlement Ratio. The “Settlement Ratio” shall be determined in accordance with the following formula and is subject to adjustment as a result of certain events as provided in Article 7: (i) if the Settlement Price is less than the Cap Level but greater than the Floor Level, the Settlement Ratio shall be a ratio (rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th) equal to the Floor Level divided by the Settlement Price, (ii) if the Settlement Price is equal to or greater than the Cap Level, the Settlement Ratio shall be a ratio

(rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th) equal to a fraction with a numerator equal to the sum of (A) the Floor Level and (B) the excess, if any, of the Settlement Price over the Cap Level, and a denominator equal to the Settlement Price, and (iii) if the Settlement Price is equal to or less than the Floor Level, the Settlement Ratio shall be one (1).

(g) Interpretive Letter.  Seller and Buyer intend that, upon the execution of this Agreement, this Agreement shall constitute a “Preliminary Agreement” within the meaning of the Interpretive Letter and that, upon the execution of the Pricing Schedule, this Agreement shall constitute a “Final Agreement” within the meaning of the Interpretive Letter.

Section 2.3. Cash Settlement Option. Seller may, upon written notice delivered to Buyer at least 10 Trading Days prior to the Maturity Date, elect to deliver the Cash Settlement Amount to Buyer on the Settlement Date by wire transfer of immediately available funds to an account designated by Buyer, in lieu of the shares of Common Stock (or security entitlements in respect thereof) to be delivered on the Settlement Date pursuant to Section 2.2(e).

Section 2.4. Early Termination. With the prior written consent of Buyer, Seller may terminate this Agreement in whole or in part at any time prior to the Settlement Date upon such terms as Buyer and Seller may agree in writing.

Section 2.5. Transactions Involving Common Stock. To hedge its exposure to the Common Stock under this Agreement, Buyer or an affiliate thereof may from time to time effect purchases, long sales or short sales (including without limitation the Initial Short Sales) of shares of Common Stock or options or other derivatives in respect thereof (or combinations of such transactions). Except as set forth in Section 2.2(b) and (d), all such hedging transactions shall be effected by Buyer or any of its affiliates solely for their benefit and Seller shall not have any financial interest in, or any right to direct the timing or amount of, any such transactions.

Section 2.6.  Related Compensation.  In connection with this Agreement, Buyer has paid a commission to UBS Financial Services, Inc.

ARTICLE 3
Representations and Warranties of Seller

Section 3.1. Representations and Warranties of Seller. Seller represents and warrants to Buyer and the Agent that:

(a) Seller has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation.

(b) Each of this Agreement, the Pledge Agreement and each other document relating hereto or thereto to which Seller is a party or that Seller is required to deliver is within its corporate powers, has been duly authorized, executed and delivered by or on behalf of Seller and is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and equitable principles of general applicability.

(c) The execution and delivery by Seller of, and the performance by Seller of its obligations under, this Agreement and the Pledge Agreement (i) will not contravene or constitute a default under any provision of applicable law or regulation, the applicable constitutive documents of Seller, any agreement or other instrument binding upon Seller or any of its subsidiaries (if any) or assets or any judgment, order or decree of any governmental body, agency, official or court having jurisdiction over Seller, whether foreign or domestic, and (ii) do not require any consent, approval, authorization or order of, or filing or qualification with, any governmental body, agency, official, self-regulatory organization or court or other tribunal, whether foreign or domestic other than (A) those that are required from time to time to create or perfect liens in the Collateral and (B) those that may be required under Rule 144 of the Securities Act or Section 13 or 16 of the Exchange Act.

(d) Seller is acting for its own account and has made its own independent decisions to enter into this Agreement and the Pledge Agreement and as to whether this Agreement or the Pledge Agreement is appropriate or proper for Seller based upon its own judgment and upon advice from such advisers as Seller has deemed necessary.  Seller is not relying on any communication (written or oral) of Buyer, or any of its affiliates, officers or employees as investment advice or as a recommendation to enter into this Agreement or the Pledge Agreement, it being understood that information and explanations related to the terms and conditions of this Agreement or the Pledge Agreement shall not be considered investment advice or a recommendation to enter into this Agreement or the Pledge Agreement. No communication (written or oral) received from Buyer or any of its affiliates, officers or employees shall be deemed to be an assurance or guarantee as to the expected results of this Agreement.

(e) Seller is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Agreement and the Pledge Agreement.

(f) Seller understands that Buyer, its affiliates, officers or employees are not acting as a fiduciary for or an adviser to Seller in respect of this Agreement or the Pledge Agreement.

(g) Seller has not, without the written consent of Buyer, sold any shares of Common Stock (or security entitlements in respect thereof) or hedged (through swaps, options, short sales or otherwise) any long position in the Common Stock (or security entitlements in respect thereof) at any time during the period beginning on the date three months prior to the date hereof and ending on the date hereof except as disclosed in that Form 4 filed with the SEC by Seller on January 5, 2010, and that Form 4 filed with the SEC on February 24, 2010. For purposes of this Section, Section 2(n) and Section 6.6, Common Stock shall be deemed to include securities convertible into or exchangeable or exercisable for Common Stock.

(h) Seller does not know or have any reason to believe that the Company has not complied with the reporting requirements contained in Rule 144(c)(1) under the Securities Act.

(i) Delivery of shares of Common Stock (or security entitlements in respect thereof) by Seller pursuant to this Agreement will pass to Buyer title to such shares (or security entitlements) free and clear of any Liens, except for those created pursuant to the Pledge Agreement.

(j) Seller has a valid business purpose for entering into this Agreement, and the transaction contemplated hereby is consistent with Seller’s overall investment strategy.

(k) Seller is not, on the date hereof, in possession or aware of any material non-public information regarding the Company.

(l) Seller acknowledges and agrees that Buyer and its affiliates may engage in proprietary trading for their own accounts and the accounts of their affiliates in the shares of Common Stock or in securities that are convertible, exercisable or exchangeable into or for shares of Common Stock (including such trading as Buyer or its affiliates deem appropriate in their sole discretion to hedge its or their market risk in any transaction, whether between Buyer and Seller or with other third parties) and that such trading may affect the value of the shares of Common Stock.

(m) Seller has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy shares of Common Stock in anticipation of or in connection with any short sales of shares of Common Stock which Buyer or an affiliate of Buyer effects, for the account of Buyer, in establishing Buyer’s Initial Short Position.

(n) Except as provided herein, Seller has not made, will not make, and has not arranged for, any payment to any person in connection with the short sales of shares of Common Stock which Buyer or an affiliate of Buyer effects, for the account of Buyer, in establishing Buyer’s Initial Short Position.

ARTICLE 4
Representations and Warranties of Buyer

Section 4.1. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a) This Agreement has been duly authorized, executed and delivered by Buyer and is a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and equitable principles of general applicability.

(b) The execution and delivery by Buyer of, and the performance by Buyer of its obligations under, this Agreement (i) will not contravene or constitute a default under any provision of applicable law or regulation or any constitutive document of Buyer or any agreement or other instrument binding upon Buyer or any of its assets or any judgment, order or decree of any governmental body, agency, official or court having jurisdiction over Buyer, whether foreign or domestic, and (ii) do not require any consent, approval, authorization order of or qualification with any governmental body, agency, official, self-regulatory organization or court or other tribunal, whether foreign or domestic.

(c) Buyer has a valid business purpose for entering into this Agreement, and the transaction contemplated hereby is consistent with Buyer’s overall investment strategy.

(d) Buyer will conduct the Initial Short Sales as described in Section 2.2(b) in accordance with the Interpretive Letter, it being understood that Buyer will introduce into the public market a quantity of securities of the same class equal to the maximum number of shares deliverable on settlement of this Agreement in a manner consistent with the manner-of-sale conditions described in Rule 144(f) and (g) under the Securities Act.

(e)  Buyer is registered as a broker and a dealer with the SEC and is a “market maker” or a “block positioner”, as such terms are used in Rule 144 under the Securities Act, with respect to the Common Stock.

(f)  Buyer has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy shares of Common Stock in anticipation of or in connection with any short sales of shares of Common Stock which Buyer or an affiliate of Buyer effects, for the account of Buyer, in establishing Buyer’s Initial Short Position except as permitted under Rule 144(g) under the Securities Act.

(g)  In its capacity as broker in connection with this Agreement in the manner contemplated by this Agreement and the Interpretive Letter, Buyer has received no more than the usual and customary broker’s commission.

(h)  Buyer does not know or have any reason to believe that the Company has not complied with the reporting requirements contained in Rule 144(c)(1) under the Securities Act.

(i)  Buyer is not an “affiliate” of the Company for purposes of Section 2(a)(11) of the Securities Act.

(j)  Buyer is acting for its own account and has made its own independent decisions to enter into this Agreement and the Pledge Agreement and as to whether this Agreement and the Pledge Agreement is appropriate or proper for Buyer based upon its own judgment and upon advice from such advisers as Buyer has deemed necessary.  Buyer is not relying on any communication (written or oral) of Seller, or any of its affiliates, officers or employees as investment advice or as a recommendation to enter into this Agreement or the Pledge Agreement; it being understood that information and explanation related to the terms and conditions of this Agreement or the Pledge Agreement shall not be considered investment advice or a recommendation to enter into this Agreement or the Pledge Agreement.  No communication (written or oral) received from Seller or any of its affiliates, officers or employees shall be deemed to be an assurance or guarantee as to the expected results of this Agreement.

(k)  Buyer is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Agreement and the Pledge Agreement.

(l)  Buyer is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act.

ARTICLE 5
Conditions to Buyer’s Obligations

Section 5.1. Conditions. The obligation of Buyer to deliver the Upfront Proceeds on the Payment Date is subject to the satisfaction of the following conditions:

(a) The representations and warranties of Seller contained in Article 3 and in the Pledge Agreement shall be true and correct as if made as of the Payment Date.

(b) The Pledge Agreement shall have been executed by the parties thereto, and Seller shall have delivered to the Securities Intermediary in accordance therewith the collateral required to be delivered pursuant to Section 1(b) thereof.

(c) Seller shall have performed all of the covenants and obligations to be performed by it hereunder and under the Pledge Agreement on or prior to the Payment Date.

(d) Seller shall have filed, or shall have caused to be filed, in the manner contemplated by Rule 144(h) under the Securities Act, a notice on Form 144 relating to the transactions contemplated hereby in form and substance acceptable to Buyer.

ARTICLE 6
Covenants

Section 6.1. Taxes. Seller shall pay any and all documentary, stamp, transfer or similar taxes and charges that may be payable in respect of the entry into this Agreement and the transfer and delivery of any Common Stock (or security entitlements in respect thereof) pursuant hereto. Seller further agrees to make all payments in respect of this Agreement free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, fines, penalties, assessments or other governmental charges of whatsoever nature (or interest on any taxes, duties, fines, penalties, assessments or other governmental charges of whatsoever nature) imposed, levied, collected, withheld or assessed by, within or on behalf of (a) the United States or any political subdivision or governmental authority thereof or therein having power to tax or (b) any jurisdiction from or through which payment on the Agreement is made by Seller, or any political subdivision or governmental authority thereof or therein having power to tax. In the event such withholding or deduction is imposed, Seller agrees to indemnify Buyer for the full amount of such withholding or deduction, as well as any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

Section 6.2. Forward Contract. Seller hereby agrees that for U.S. federal income tax purposes (if applicable): (i) it will not treat this Agreement, any portion of this Agreement, or any obligation hereunder as giving rise to any interest income or other inclusions of ordinary income; (ii) it will not treat the delivery of any portion of the shares of Common Stock (or security entitlements in respect thereof) or cash to be delivered pursuant to this Agreement as the payment of interest or ordinary income; (iii) it will treat this Agreement in its entirety as a forward contract for the delivery of such shares of Common Stock (or security entitlements in respect thereof) or cash; and (iv) it will not take any action (including filing any tax return or form or taking any position in any tax proceeding) that is inconsistent with the obligations contained in (i) through (iii). Notwithstanding the preceding sentence, Seller may take any action or position required by law, provided that Seller delivers to Buyer an unqualified opinion of counsel, nationally recognized as expert in Federal tax matters and acceptable to Buyer, to the effect that such action or position is required by a statutory change or a Treasury regulation or applicable court decision published after the date of this Agreement.

Section 6.3. Notices.

(a) Immediately upon the occurrence of any Event of Default hereunder or under the Pledge Agreement (or any event that with the giving of notice, the lapse of time or both would constitute an Event of Default hereunder or under the Pledge Agreement) Seller will cause to be delivered to Buyer notice thereof; and

(b) In case at any time prior to the Settlement Date either party hereto receives notice, or obtains knowledge, that any event requiring that an adjustment be calculated pursuant to Section 7.1 or 7.2 hereof or any Merger Event, Nationalization or Insolvency shall have occurred then such party shall promptly cause to be delivered to the other party a notice identifying such event and stating, if known to such party, the date on which such event occurred and, if applicable, the record date relating to such event. Such party shall cause further notices to be delivered to the other party if such party shall subsequently receive notice, or shall obtain knowledge, of any further or revised information regarding the terms or timing of such event or any record date relating thereto.

Section 6.4. Further Assurances. From time to time from and after the date hereof through the Settlement Date, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement in accordance with the terms and conditions hereof, including (i) using reasonable best efforts to remove any legal impediment to the consummation of such transactions and (ii) the execution and delivery of all such deeds, agreements, assignments and further instruments of transfer and conveyance necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement in accordance with the terms and conditions hereof.

Section 6.5. Intentionally Omitted

Section 6.6. No Sales of Common Stock. Seller shall not, without the prior written consent of Buyer, sell any shares of Common Stock or hedge (through swaps, options, short sales or otherwise) any long position in the Common Stock (i) from the date hereof until the Notice Date, and (ii) until three months after the Notice Date, in each case that would, at the time of such sale or hedge, if added to the Base Amount, exceed the number of shares of Common Stock that Seller would be permitted to sell pursuant to Rule 144(e)(1) under the Securities Act.

Section 6.7. Securities Contract. The parties hereto agree and acknowledge that (a) Buyer is a “financial institution” as such term is defined in Section 101(22) of Title 11 of the United States Code (the “Bankruptcy Code”) and (b) this Agreement is a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code, and the parties hereto are entitled to the protections afforded by, among other Sections, sections 362(b)(6) and 555 of the Bankruptcy Code.

Section 6.8. SEC Filings. On the date hereof, Seller shall file, or shall cause to be filed, in the manner contemplated by Rule 144(h) under the Securities Act, a notice on Form 144 relating to the transactions contemplated hereby in form and substance acceptable to Buyer.

Section 6.9. Material Non-public Information. If at any time prior to the delivery of the Pricing Schedule to Seller, Seller (or any Authorized Officer of Seller, if any) shall come into possession or become aware of any material non-public information regarding the Company, Seller shall immediately direct Buyer to cease its hedging activities pursuant to Section 2.2(b) and (d).

ARTICLE 7
Adjustments

Section 7.1.  Dilution Adjustments.  Following the declaration by the Company of the terms of any Potential Adjustment Event, (a) Buyer will determine whether such Potential Adjustment Event would have a dilutive or concentrative effect on the theoretical value of the Common Stock and, if so, Buyer will (i) calculate the corresponding adjustment, if any, to be made to any one or more of the Base Amount, the Cap Level and the Floor Level, any Closing Price and any other variable relevant to the settlement terms of this Agreement (including, without limitation, the amount or type of property to be delivered hereunder) as Buyer determines appropriate to account for that dilutive or concentrative effect provided that no changes will be made to account solely for changes in volatility, expected dividends or liquidity relative to the Common Stock; provided, further, that the foregoing proviso shall not apply to any obligations in respect of any Merger Event or Tender Offer Event pursuant to Section 7.2, or in respect of any Spin-Off pursuant to Section 7.5 and (ii) determine the effective date of that adjustment.  Buyer may (but need not) determine the appropriate adjustment by reference to the adjustment in respect of such Potential Adjustment Event made by an options exchange to options on the Common Stock traded on that options exchange.  Before finalizing any such determination, Buyer shall provide Seller with the basis for such determination in reasonable detail, including any calculations, and allow Seller the opportunity, and a reasonable amount of time, to review such basis and consult with Buyer thereon.

For these purposes, “Potential Adjustment Event” means the declaration by the Company of the terms of any of the following:

(a)   a subdivision, consolidation or reclassification of shares of Common Stock (other than a Merger Event), or a free distribution or dividend of any shares of Common Stock to existing holders of Common Stock by way of bonus, capitalization or similar issue;

(b)  a distribution or dividend to existing holders of Common Stock of (i) shares of Common Stock; or (ii) other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the Company equally or proportionately with such payments to holders of Common Stock; or (iii) any rights or warrants to purchase securities described in (i) or (ii) of this paragraph (b) for payment (cash or other) at less than the prevailing market price as determined by Buyer;

(c)  a dividend or distribution to existing holders of Common Stock consisting of any property except for (y) securities of a type described in paragraph (b) of this Section 7.1, or (z) cash dividends and distributions on shares of Common Stock.  However, cash dividends and distributions on shares of Common Stock that are either (A) Cash Dividends, (B) Spin-off Shares or (C) consideration in connection with a Merger Event are subject to special treatment as described below.  For purposes of clarification:

(i)	A Cash Dividend is not a Potential Adjustment Event, and will be treated in the manner provided in Section 7.4;

(ii)	A dividend of Spin-off Shares shall be treated in accordance with Section 7.5 rather than pursuant to this Section 7.1; and

(iii)	Cash distributions on shares of Common Stock as consideration in connection with a Merger Event shall be treated in accordance with Section 7.2 rather than pursuant to this Section 7.1.

(d)  a call in respect of shares of Common Stock that are not fully paid;

(e)  a repurchase by the Company of shares of Common Stock, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise; or

(f)  any other similar event that may have a dilutive or concentrative effect on the theoretical value of the Common Stock.

Section 7.2. Merger Events, Tender Offer Events, Nationalization, or Insolvency.

(a)  If any Merger Event shall occur prior to the Settlement Date, and the consideration shall be:

(i)
ordinary or common shares, whether of an entity or person (other than the Company) involved in the Merger Event that are, or that as of the Merger Date are promptly scheduled to be, (x) publicly quoted, traded or listed on an exchange or quotation system located in the United States and (y) not subject to any currency exchange controls, trading restrictions or other trading limitations, then, except in respect of a reverse merger, on or after the relevant Merger Date, the ordinary or common shares distributed as consideration (as subsequently modified in accordance with any relevant terms and including the proceeds of any redemption, if applicable) and their issuer shall be deemed the “Common Stock” and the “Company”, respectively, the amount of new Common Stock that would be distributed upon the consummation of the Merger Event to a holder of the Base Amount immediately prior to the Merger Event shall be deemed the “Base Amount” and, if necessary, the Buyer will adjust any relevant terms, provided, however, that any such adjustments shall be of the types, and subject to the restrictions, described in Section 7.1;

(ii)	any consideration other than that described in Section 7.2(a)(i), then this Agreement shall be terminated as of the Merger Date, and Seller shall make a payment to Buyer as provided in Section 7.3; or

(iii)
a combination of consideration described in Section 7.2(a)(i) and (ii), then the consequences specified in Section 7.1(a)(i) shall apply to that portion of the consideration that is of the type described therein, and the consequences specified in Section 7.1(a)(ii) shall apply to that portion of the consideration that is of the type described therein.

“Merger Event” means any (A) reclassification, change or other offer of or for the Common Stock that results in a transfer of or an irrevocable commitment to transfer all of the outstanding shares of Common Stock to another entity or person or (B) consolidation, amalgamation or merger of the Company with or into another entity (other than a consolidation, amalgamation or merger in which the Company is the continuing entity and which does not result in reclassification or change of all such Common Stock outstanding).

“Merger Date” means, in respect of any Merger Event, the  closing date of such Merger Event.

“Tender Offer Event” means a takeover, tender offer, exchange offer, solicitation, proposal or other event by any entity or person that results in such entity or person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, greater than 20% and less than 100% of the outstanding voting shares of the Company, as determined by the Buyer, based upon the making of filings with governmental or self-regulatory agencies or such other information as the Buyer deems relevant.

“Tender Offer Date” means the date on which such tender offer is publicly announced.

(b) If any Tender Offer Event shall occur prior to the Settlement Date, then on the Tender Offer Date Buyer shall determine whether such Tender Offer Event would have a dilutive or concentrative effect on the theoretical value of the Common Stock, and, if so, will adjust any relevant terms of this Agreement to account for the economic effect of such Tender Offer Event; provided that any such adjustments shall be of the types, and subject to the limitations, of Section 7.1.

(c) If, prior to the Settlement Date, (i) all the outstanding shares of Common Stock or all the assets or substantially all the assets of the Company are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority or entity (a “Nationalization”); or (ii) by reason of the voluntary or involuntary liquidation, bankruptcy or insolvency of or any analogous proceeding affecting the Company (an “Insolvency”): (A) all of the outstanding shares of Common Stock are required to be transferred to a trustee, liquidator or other similar official; or (B) holders of shares of Common Stock become legally prohibited from transferring them, then, in any such event, Buyer shall have the right, upon the public announcement of such event, to notify Seller of such event and terminate this Agreement as of a date set forth in such notice, following which Seller shall make a payment to Buyer as provided in Section 7.3.

Section 7.3. Payments on Termination. Following termination of this Agreement as a result of any Merger Event, Nationalization or Insolvency as provided in Section 7.2, Seller and Buyer shall agree as to the amount (the “Termination Amount”) of the cash payment to be made by Seller to Buyer in settlement of this Agreement. If Seller and Buyer shall not so agree prior to 5:00 P.M., New York City time, on the Business Day following the termination of this Agreement, the Termination Amount shall equal the Acceleration Value (calculated, for purposes of this Section 7.3, as if the Termination Date were the Acceleration Date, calculated on the basis of, in addition to the factors indicated in Section 8.1, a value ascribed to the Common Stock equal to the consideration, if any, paid in respect of the Common Stock at the time of the Merger Event, Nationalization or Insolvency). As promptly as reasonably practicable after reaching agreement with Seller as to the Termination Amount or after calculation of the Acceleration Value, as the case may be, Buyer shall deliver to Seller a notice (the “Termination Amount Notice”) specifying the Termination Amount. Not later than three Business Days following delivery of a Termination Amount Notice by Buyer, Seller shall make a cash payment, by wire transfer of immediately available funds to an account designated by Buyer, to Buyer in an amount equal to the Termination Amount.

“Termination Date” means (i) in respect of a Nationalization or Insolvency, the date on which this Agreement terminates pursuant to Section 7.2(c) and (ii) in the case of a Merger Event, the Merger Date.

Section 7.4. Cash Dividends. If a Cash Dividend with an ex-dividend date occurring during the Dividend Period is paid on the Common Stock:

(a)	If the Net Future Value of the Cash Dividend is less than or equal to the Floor Level:

(x)	Effective as of the ex-dividend date of such Cash Dividend, Buyer shall reduce both the Cap Level and the Floor Level by the Net Future Value of the Cash Dividend; and

(y)
Seller shall pay to Buyer an amount in cash equal to the per share amount of the Cash Dividend multiplied by the Base Amount.  Seller shall make such payment promptly (but in any case within seven days) following the date on which such Cash Dividend is paid to holders of Common Stock generally.

(b)           If the Net Future Value of the Cash Dividend is greater than the Floor Level but less than or equal to the Cap Level:

(x)	Effective as of the ex-dividend date of such Cash Dividend, Buyer shall reduce the Floor Level to zero (such reduction amount, the “Actual Downside Reduction Amount”);

(y)	Effective as of the ex-dividend date of such Cash Dividend, Buyer shall reduce the Cap Level by the Net Future Value of the Cash Dividend; and

(z)
Seller shall pay to Buyer an amount in cash equal to (1) the per share amount of the Cash Dividend multiplied by the Base Amount multiplied by (2) a fraction, the numerator of which is the Actual Downside Reduction Amount and the denominator of which is the Net Future Value of the Cash Dividend.  Seller shall make such payment promptly (but in any case within seven days) following the date on which such Cash Dividend is paid to holders of Common Stock generally.

(c)           If the Net Future Value of the Cash Dividend is greater than the Cap Level:

(x)	Effective as of the ex-dividend date of such Cash Dividend, Buyer shall reduce the Floor Level to zero (such reduction amount, the “Actual Downside Reduction Amount”);

(y)	Effective as of the ex-dividend date of such Cash Dividend, Buyer shall reduce the Cap Level to zero (such reduction amount, the “Actual Threshold Reduction Amount”); and

(z)	Seller shall pay to Buyer an amount in cash equal to:

(1)           the per share amount of the Cash Dividend multiplied by the Base Amount multiplied by (2) a fraction, the numerator of which is the Actual Downside Reduction Amount and the denominator of which is the Net Future Value of the Cash Dividend, plus

(3)           the per share amount of the Cash Dividend multiplied by the Base Amount multiplied by (4) a fraction, the numerator of which is the excess of the Net Future Value of the Cash Dividend over the Actual Threshold Reduction Amount and the denominator of which is the Net Future Value of the Cash Dividend.

Seller shall make such payment promptly (but in any case within seven days) following the date on which such Cash Dividend is paid to holders of Common Stock generally.

Section 7.5. Spin-offs.  As of the ex-dividend date of a Spin-off, (a) “Stock Basket” shall mean a basket consisting of one share of Common Stock and the number of Spin-off Shares that a holder of one share of Common Stock would have been entitled to receive in such Spin-off, (b) the Base Amount shall be expressed as a number of Stock Baskets equal to the number of shares of Common Stock it previously equaled, (c) all ongoing provisions of this Agreement and the Pledge Agreement with respect to Common Stock shall instead apply to Stock Baskets, mutatis mutandis, except where the context clearly requires otherwise, and (d) the Buyer shall make adjustments of the types, and subject to the limitations, provided in Section 7.1 as it determines appropriate to account for the economic effect of such Spin-off.  Before finalizing any such determination, Buyer shall provide Seller with the basis for such determination in reasonable detail, including any calculations, and allow the Seller opportunity, and a reasonable amount of time, to review such basis and consult with

 Buyer thereon.  As of the ex-dividend date of any subsequent Spin-off, the Buyer shall make adjustments to the composition of the Stock Basket and other terms in accordance with the immediately preceding two sentences.

Section 7.6. Miscellaneous. For the avoidance of doubt, for the purposes of this Section, Article 7 generally and Section 8.1(f), without limitation as to applicability to any other provision of this Agreement or the Pledge Agreement, unless the context otherwise requires, (i) any reference to Common Stock shall be deemed to apply severally to any class of securities, cash or other property which shall have been distributed with respect to the Common Stock or into which Common Stock shall have been converted or otherwise exchanged (whether as a result of a Potential Adjustment Event, a Merger Event or otherwise) and any such other class of securities, cash or other property resulting from the successive application of this sentence and (ii) should any reference to the Common Stock be deemed to apply under clause (i) to other property, any reference to the Company shall be deemed to apply accordingly to the issuer(s) (as applicable) of such Common Stock.

ARTICLE 8
Acceleration

Section 8.1. Acceleration. If one or more of the following events (each an “Event of Default”) shall occur:

(a) failure by Seller to make, when due, any payment or delivery under this Agreement, including Seller’s obligations to deliver shares of Common Stock (or security entitlements in respect thereof) or cash on the Settlement Date, if such failure is not remedied on or before the third Business Day after notice of such failure is given to Seller;

(b) Seller makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver of or any trustee for Seller or any substantial part of Seller’s property, commences any proceeding relating to Seller under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or there is commenced against or with respect to Seller or any substantial portion of its property any such proceeding and an order for relief is issued or such proceeding remains undismissed for a period of 30 days;

(c) at any time, any representation made or repeated or deemed to have been made or repeated by Seller under this Agreement or the Pledge Agreement or any certificate delivered pursuant hereto or thereto would be incorrect or misleading in any material respect if made or repeated as of such time;

(d) Seller fails to fulfill or discharge when due any of its obligations, covenants or agreements under or relating to this Agreement or the Pledge Agreement (other than such failures covered by Section 8.1(a)) and such failure remains unremedied for 30 days following notice thereof to Seller;

(e) due to the adoption of, or any change in, any applicable law after the date hereof, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after the date hereof, it becomes unlawful for Seller to perform any absolute or contingent obligation to make payment or delivery hereunder or to comply with any other material provision of this Agreement or the Pledge Agreement;

(f) in the reasonable judgment of Buyer, it becomes impracticable to freely trade (long or short) in the market for the Common Stock or any other securities deliverable hereunder as a result of the application of Article 7 or borrow, at a rate less than or equal to the Initial Stock Loan Rate, the Common Stock or any other securities deliverable hereunder as a result of the application of Article 7; provided, however, if Buyer is unable to borrow the Common Stock at a rate less than or equal to the Initial Stock Loan Rate, Buyer shall give prompt notice to Seller that (i) its stock borrow costs have increased and (ii) Seller may pay to Buyer an amount determined by Buyer that corresponds to such increased cost.  Seller shall, within two (2) Business Days of receipt of such notice, notify Buyer that it elects either (A) to pay to Buyer such amount as Buyer has determined, in which case an Event of Default with respect to an increased cost of stock borrow shall be deemed not to have occurred, or (B) terminate this Agreement, in which case an Event of Default will be deemed to have occurred, and the provisions of this Section 8.1 shall apply. If such notice is not given by Seller to Buyer by the end of that second Business Day, then an Event of Default shall be deemed to have occurred and the provisions of this Section 8.1 shall apply.

(g) a Collateral Event of Default within the meaning of the Pledge Agreement shall occur; or

(h) if Seller is dissolved, liquidated, terminated or takes any action to effect its dissolution, liquidation or termination,

then, upon notice to Seller from Buyer at any time following an Event of Default, an “Acceleration Date” shall occur, and Seller shall become obligated to deliver immediately upon receipt of the Acceleration Amount Notice (as defined below) a number of shares of Unrestricted Stock equal to the Acceleration Amount; provided that if the Collateral Agent proceeds to realize upon any collateral pledged under the Pledge Agreement and to apply the proceeds of such realization as provided in paragraph second of Section 10(d) thereof, then, to the extent of such application of proceeds, Seller’s obligation to deliver Unrestricted Stock pursuant to this paragraph shall be deemed to be an obligation to deliver an amount of cash equal to the aggregate Market Value of such Unrestricted Stock on the Acceleration Date. The “Acceleration Amount” means the quotient obtained by dividing: (i) the Acceleration Value, as defined below, by (ii) the Market Value per share of the Common Stock on the Acceleration Date.

The “Acceleration Value” means an amount determined by Buyer representing the fair value to Buyer of an agreement with terms that would preserve for Buyer the economic equivalent of the payments and deliveries that Buyer would, but for the occurrence of the Acceleration Date, have been entitled to receive after the Acceleration Date under Article 2 (taking into account any adjustments pursuant to Section 7.1 that may have been calculated on or prior to the Acceleration Date).  Buyer shall calculate such amount based on the following factors (and such other factors as it deems appropriate): (i) the volatility of the Common Stock, (ii) dividends on the Common Stock and (iii) prevailing interest rates, but in no event shall the Acceleration Value exceed the product of (x) the Base Amount and (y) the Market Value per share of the Common Stock on the Acceleration Date.

Before finalizing the determination of the Acceleration Value, Buyer shall provide Seller with the basis for such determination in reasonable detail, including any calculations, and allow Seller the opportunity, and a reasonable amount of time, to review such basis and consult with Buyer thereon. As promptly as reasonably practicable after final determination of the Acceleration Value, Buyer shall deliver to Seller a notice (the “Acceleration Amount Notice”) specifying the Acceleration Amount of shares of Common Stock (or security entitlements in respect thereof) required to be delivered by Seller.

Buyer and Seller agree that the Acceleration Value is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and, if Seller delivers the Acceleration Amount in the manner provided above, Buyer will not be entitled to recover any additional damages as a consequence of loss resulting from an Event of Default, a Nationalization or an Insolvency.

ARTICLE 9
Miscellaneous

Section 9.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard forms of telecommunication. Notices to Buyer shall be directed to 677 Washington Blvd., Stamford, CT 06901, Telecopy No. (203) 719-0680; Attention: Equities Legal with copies to the attention: High Net Worth Derivatives (Telecopy: 203-326-2756) and Legal Affairs (Equities) (Telecopy: 203-719-7317); notices to Seller shall be directed to it at 101 Baarerstrasse, CH6300, Zug, Switzerland V841; Attention: Stuart Osborne, with copies to the attention of Bertil Lundqvist at C.V Starr & Co., Inc., 399 Park Avenue, 17th Floor, New York, NY 10022, and Michael Warantz at C.V Starr & Co., Inc., 399 Park Avenue, 8th Floor, New York, NY 10022.

Section 9.2. Governing Law; Severability; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

(b) To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

(c) Each party hereto irrevocably submits to the extent permitted under applicable law to the non-exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, State of New York.

(d) Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement or the Pledge Agreement. Each party certifies (i) that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of any such suit, action or proceeding and (ii) acknowledges that it and the other party have entered into this Agreement and the Pledge Agreement, as applicable, in reliance on, among other things, the mutual waivers and certifications in this Section.

Section 9.3. Service of Process.  The parties irrevocably consent to service of process given in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.

Section 9.4. Entire Agreement. Except as expressly set forth herein, this Agreement constitutes the entire agreement and understanding among the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect thereto.  The parties hereto agree that (i) Seller is not obligated to keep confidential or otherwise limit the use of any element of description contained in this Agreement or the Pledge Agreement that is necessary to understand or support any United Sates federal income tax treatment and (ii) Buyer does not assert any claim of proprietary ownership in respect of any description contained herein and therein relating to the use of any entities, plans or arrangements to give rise to a particular United Sates federal income tax treatment for Seller.

Section 9.5. Amendments, Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.6. No Third Party Rights, Successors and Assigns. This Agreement is not intended and shall not be construed to create any rights in any Person other than Seller, Buyer and their respective successors and assigns and no other Person shall assert any rights as a third party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors of such party and any assigns of such party permitted under Section 9.7. All the covenants and agreements herein contained by or on behalf of Seller and Buyer shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not, and shall be enforceable by and inure to the benefit of Buyer and its successors and assigns.

Section 9.7. Assignment.

(a) Except as expressly provided herein, neither this Agreement nor any interest herein or obligation hereunder may be transferred by Buyer without the prior written consent of Seller (other than pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all of Buyer’s assets to, another entity) and any purported transfer without such consent will be void. Notwithstanding the foregoing, Buyer may transfer this Agreement or any of its interests herein or obligations hereunder to another of Buyer’s offices, branches or affiliates on one Business Days’ prior written notice to Seller. In the event of any transfer by Buyer of this Agreement or any of Buyer’s interests herein or obligations hereunder to any such entity (an “Assignee”), (i) UBS Securities LLC shall act as Seller’s “agent” with respect to such transfer and “agent” for Assignee and Seller within the meaning of Rule 15a-6 under the Exchange Act upon such assignment, (ii) Assignee shall appoint UBS Securities LLC as process agent to receive for it and on its behalf service of process in any action, suit or other proceeding arising out of this Agreement or any transaction contemplated hereby and (ii) UBS Securities LLC shall act as the United States contact on behalf of Assignee if Assignee is located outside the United States.

(b) Neither this Agreement nor any interest herein or obligation hereunder may be transferred by Seller without the prior written consent of Buyer and any purported transfer without such consent will be void.

Section 9.8. Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.

SELLER:

Starr International Company, Inc.

By:       /s/Howard I. Smith
Name:  Howard I. Smith
Title:  Attorney-In-Fact

BUYER:

UBS SECURITIES LLC

By:       /s/Paul Somma
Name:  Paul Somma
Title:  Executive Director Equitites

By:       /s/Nick Rigby
Name:  Nick Rigby
Title:  Director Equitities

FORM OF PRICING SCHEDULE

UBS Securities LLC
677 Washington Boulevard
Stamford, CT 06901

[Notice Date]

Starr International Company, Inc.
[address/fax/attention]

Ladies and Gentlemen:

This Pricing Schedule is the Pricing Schedule within the meaning of Section 2.2(c) of the Stock Purchase Agreement dated as of March 15, 2010 (the “Stock Purchase Agreement”) between Starr International Company, Inc. and UBS Securities LLC. Capitalized terms used herein have the meanings set forth in the Stock Purchase Agreement.

For all purposes under the Stock Purchase Agreement, the Terms of Sale for the Base Amount of Common Stock shall be as follows:

1. Base Amount: ___________.

2. Upfront Proceeds: ___________.

3. Payment Date: ___________, being the third Business Day following the Notice Date.

4. Initial Share Price: ____________.

5. Floor Level: __________.

6. Cap Level: __________.

7. Maturity Date: ___________.

Very truly yours,

UBS SECURITIES LLC

By:   _______________________
Name:
Title:

By:   _______________________
Name:
Title:
Acknowledged and Confirmed:

Starr International Company, Inc.

By:/s/Howard I. Smith
     Name:  Howard I. Smith
     Title:  Attorney-In-Fact